EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the MicroMed 1997 Stock Option Plan and the MicroMed 2005 Stock Incentive Plan and to the incorporation by reference therein of our report dated March 15, 2006, with respect to the consolidated financial statements of MicroMed Cardiovascular, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

April 6, 2007